Exhibit 10.52
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.  REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [##].
Amendment and Addendum to

Consultant Services and Confidentiality Agreement

This Amendment and Addendum to Consultant Services and Confidentiality Agreement (the “Amendment”) is entered into as of December 1, 2008 (the “Amendment Date”) by and between, on the one hand, OMP, Inc., a Delaware corporation (“OMP”); and, on the other hand, José Ramirez, an individual, and JR Chem LLC, a Florida limited liability company (collectively, “JR”).  All capitalized terms used but not otherwise defined herein shall have the meanings assigned under the Consultant Services and Confidentiality Agreement between OMP and JR dated as of July 18, 2005 (the “Original Agreement” and, collectively with, and as amended by, this Amendment, the “Agreement”).

Whereas, subject to the terms and conditions of the OriginalAgreement, and effective as of July 18, 2005, JR granted to OMP, during the License Term, an exclusive, royalty-bearing license, including the right to sublicense through multiple tiers of sublicense, under the Licensed Technology, to develop, make, have made, use, sell, have sold, offer for sale and import BiMineral Complex and Products;

Whereas, OMP and JR wish to amend the terms and conditions applicable to the license granted by JR to OMP with respect to the BiMineral Complex (defined below) but only insofar as it applies to sales to Rohto (as defined below); and

Whereas, OMP currently wishes to sub-license products set forth on Exhibit A that contain the BiMineral Complex to Rohto Pharmaceutical Co. Ltd., a Japanese corporation with principal offices located at 1-8-1, Tatsumi-nishi, Ikuno-ku, Osaka 544-8666, Japan (“Rohto”).

Now, Therefore, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Additional Defined Terms.

(a)           “BiMineral Complex” shall mean reacted active, copper zinc malonate.

(b)           “Effective Date” shall mean July 18, 2005.

(c)           “Field” shall mean Skin Healthcare, dermatology, aesthetic procedures, plastic surgery, and each other use described in Exhibit B to the Original Agreement.

(d)           “Licensed Patents” shall mean: (a) the patents and patent applications listed in Schedule 1 to this Amendment; (b) any and all divisionals, continuations and continuations-in-part of any of the foregoing patents and patent applications; (c) any and all foreign patents and patent applications associated with any of the foregoing patents and patent applications; (d) any and all patents issued or issuing from any of the foregoing patent applications; and (e) reissues, reexaminations, restorations (including supplemental protection certificates) and extensions of any of the foregoing.

(e)           “Licensed Technology” shall mean the Licensed Patents and all related know-how disclosed, or that may in the future be disclosed, to OMP in connection with the Services or otherwise pursuant to the Agreement.

(f)           “License Term” shall mean the period beginning on the Effective Date and, unless the license granted under this Amendment is earlier terminated in accordance with Section 2(b) of this Amendment, continuing until the expiration of all royalty payment obligations hereunder.

(g)           “Product” shall mean any product in any form or formulation that contains or incorporates BiMineral Complex.

(h)           “Sales Revenues” shall mean the amounts actually received by OMP from the sale of BiMineral Complex and/or Product, as applicable, to Rohto.

(i)           “Unit” shall mean a single unit of a particular Product that is intended for sale to the end user or consumer.

(j)           “Valid Claim” shall mean a claim contained in an issued and unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise.

2. Payments.

(a) Royalty.  In full consideration of the license granted under this Amendment, OMP shall pay to JR royalties based on Rohto annual Sales Revenues paid to OMP at the rates set forth below:

(i) [ 1* ] of the first [ 2* ] Units of Product in any calendar year;

(ii) [ 3* ] of  the [ 4* ] Unit (inclusive) of Product in any calendar year ;

(iii) [ 5* ]  of the [ 6* ] Unit (inclusive) of Product in any calendar year; and

(iv) [ 7* ]  of the [ 8* ]  of Product in any calendar year.

 (b)           Royalty Term.  Royalties under Section 2(a) of this Amendment shall be payable based on Rohto annual Sales Revenues until the expiration of the last-to-expire Valid Claim of the Licensed Patents that claims the manufacture, use or sale of a Product (or the BiMineral Complex contained in such Product, as applicable) in Japan. For purposes of clarification, royalties shall only be payable if there is at least one Valid Claim of the Licensed Patents claiming the manufacture, use or sale of the applicable Product (or the BiMineral Complex contained in such Product, as applicable) in Japan.

* Subject to confidential treatment request

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(c)           Payment; Reports.  Royalties shall be calculated and reported for each calendar quarter and shall be paid within [ 9* ] after the end of each calendar quarter.  Each payment shall be accompanied by a report of Sales Revenues in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including the number of Units of Product to which such Sales Revenues are attributable, the royalties payable, and the exchange rates used.

(d)           Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in U.S. dollars.  When conversion of payments from any foreign currency is required, such conversion shall be at the exchange rate used by OMP throughout its accounting system during the calendar quarter for which a payment is due.  All payments owed under this Amendment shall be made by wire transfer in immediately available funds to a bank and account designated in writing by JR, unless otherwise specified in writing by JR.

(e)           Income Tax Withholding.  JR will pay any and all taxes levied on account of any payments made to it under this Amendment.  If any taxes are required to be withheld by OMP, OMP will (i) deduct such taxes from the payment made to JR, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to JR and certify its receipt by the taxing authority as promptly as practicable following such payment.

(f)           Audits.  For so long as royalty payments are due hereunder and for a period of three (3) years thereafter, OMP shall keep records pertaining to Sales Revenues in sufficient detail to permit JR to confirm the accuracy of the royalty payments due hereunder.  JR shall have the right, exercisable no more than once annually, to cause an independent, certified public accountant reasonably acceptable to OMP to audit such records to confirm Sales Revenues and royalties for a period covering not more than the preceding three (3) years.  Such audits may be exercised during normal business hours upon reasonable prior written notice to OMP.  Prompt adjustments shall be made by the parties to reflect the results of such audit.  JR shall bear the full cost of such audit unless such audit discloses an underpayment by OMP of more than 10% of the royalties due under this Amendment, in which case, OMP shall bear the full cost of such audit and shall promptly remit to JR the amount of any underpayment.

(g)           Sales Revenues from Other Customers                                                                                     JR understands and agrees that the royalty payments in this Agreement are solely derived from OMP’s royalty payments received from Rohto.  If OMP negotiates a sub-license agreement with another customer other than Rohto, the terms of the Original Agreement shall apply unless JR and OMP negotiate in good faith another amendment to satisfy that demand.

3. Termination of License. For the avoidance of doubt, the License Term shall be independent, and shall survive expiration or termination, of the Original Agreement.  Rights to terminate shall be as set forth in the Original Agreement.

4. Miscellaneous.  Except as specifically amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.  This Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

* Subject to confidential treatment request

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5. In Witness Whereof, the parties hereto have executed this Amendment in duplicate originals by their duly authorized officers or representatives.

OMP, Inc.	JR Chem LLC

By:                                                                By:

Name:                                                                           Name:

Title:                                                                           Title:

José Ramirez

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EXHIBIT A
BiMineral Complex

The BiMineral Complex to be supplied by OMP to Rohto under this Agreement is the reacted active, copper zinc malonate.  The BiMineral Complex is prepared in two concentrates, one prepared for a cream-based formulation and one prepared for a gel-based formulation.

Cream-based concentrate (Complex JR 23-14):
Per the current formulation used by JR, the Eye Cream uses approximately 0.375g per 15g unit of Product.  The Eye Cream liquid 40X reacted copper zinc malonate will be supplied in sanitary polyolefin drums.  Appropriate MSDS and chemical analysis for Cu, Zn, pH and microbial quality will be supplied with each lot of BiMineral Complex delivered to Rohto.

The Purchase Orders placed by Rohto shall be in multiples of 25kg (each 25kg is sufficient quantity for producing approximately 66000 Eye Cream units per the OMP formulation).  The price for the 40X concentrate custom made for the Eye Cream is [ 10* ]/kg.

Gel-based concentrate (Complex JR 23-15):
Per the current formulation used by JR, the Eye Gel uses approximately 0.35g per 15g unit of Product.  The gel base liquid is a 40X concentrate (due to the manufacturing difference and pH adjustments required in the gel).  As above, appropriate chemical analysis and MSDS will be provided.

The Purchase Orders placed with OMP directly by Rohto shall be in multiples of 25kg (each 25kg is sufficient quantity for producing approximately 100,000 Eye Gel units per the OMP formulation).  The price for the 40X concentrate custom made for the Eye Gel is [ 11* ]  /kg.

* Subject to confidential treatment request

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Schedule 1

Licensed Patents

Reference: 1169-36 CIP (Copper Zinc Malonate)
Title: Chemical Compositions and Methods of Making Them
Country	Application No.	Patent No.	Filing Date	Status
JAPAN	[ 12* ]		[ 13* ]
	[ 14* ]		[ 15* ]
	[ 16* ]		[ 17* ]	Laid Open No. P2007-204479A on 8/16/07 Awaiting Office Action

Reference: 1169-37 PCT
Title: Anti-aging Treatment Method using Copper Zinc Composition
Country	Application No.	Patent No.	Filing Date	Status
Need to specify Japan	[ 18* ] [ 20* ]		[ 19* ] [ 21* ]	Response to OA Due 12/16/08

Reference:
Title:
Country	Application No.	Patent No.	Filing Date	Status

* Subject to confidential treatment request